Exhibit 99.2

Contacts:
Richard C. Baylor, CEO
Phone: 740-435-2040
Or
Mark A. Severson, CFO
Phone: 740-435-2055

NEWS RELEASE

Release Date:	April 25, 2006

Release Time:	4:00 P.M.
Camco Financial Announces 5% Stock Repurchase
Cambridge, Ohio (Nasdaq: CAFI) — The Board of Directors of Camco Financial Corporation has approved a stock repurchase plan under which the company may repurchase up to 5% of its outstanding common stock. Currently, Camco Financial has approximately 7.54 million common shares outstanding. This plan replaces a previous plan that was due to expire in April of 2006.
     It is anticipated that the company will complete the program through open market purchases. The repurchased shares will be reserved in treasury for general corporate purposes, including reissue in connection with possible stock dividends, stock option exercises or future acquisitions.
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 29 offices in 22 communities in Ohio, Kentucky and West Virginia.
The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com